UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 24, 2006 (March 20, 2006)

BARNES & NOBLE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-12302	06-1196501
(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 633-3300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In accordance with the 2004 Executive Performance Plan of Barnes & Noble, Inc. (the “Company”), the Compensation Committee of the Company’s Board of Directors has certified the attainment of previously-established targeted performance criteria for purposes of determining bonuses for the Company’s fiscal year ended January 28, 2006 to be paid to the Company’s top executive officers. The performance criteria were based on earnings before interest, taxes, depreciation and amortization, either on a consolidated or bookstores only basis, with bonus payments based on a percentage of annual salary. The certified bonuses to the Company’s top executive officers were as follows:

Executive	Title	Bonus
Leonard Riggio	Chairman	$875,000
Stephen Riggio	Chief Executive Officer	$1,312,500
Mitchell S. Klipper	Chief Operating Officer	$1,312,500
Marie J. Toulantis	Chief Executive Officer of Barnes&Noble.com	$1,050,000
J. Alan Kahn	President of Barnes & Noble Publishing	$440,000
Joseph J. Lombardi	Chief Financial Officer	$440,000

One-half of the bonuses to Leonard Riggio, Stephen Riggio, Mitchell S. Klipper and Marie J. Toulantis were paid by the issuance on March 20, 2006 of restricted shares of the Company’s common stock vesting in equal annual installments on the first, second and third anniversaries of the grant date. The number of shares issued were 9,615, 14,423, 14,423 and 11,358, respectively, based on the $45.50 per share March 20, 2006 New York Stock Exchange closing price of the Company’s common stock. As a result of the attainment of the pre-established targets, on March 20, 2006, Mr. Klipper and Ms. Toulantis were also awarded 33,000 and 16,500 restricted shares of the Company’s common stock vesting in equal annual installments on the first, second and third anniversaries of the grant date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNES & NOBLE, INC.

(Registrant)

By:  /s/Joseph J. Lombardi

Joseph J. Lombardi

Chief Financial Officer

Date:	March 24, 2006